Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS FOURTH QUARTER 2017 RESULTS
__________________________________________________________
Plano, Texas, February 20, 2018 - Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII) today announced results for the quarter ended December 31, 2017.
“I am excited to be back at Rent-A-Center to lead the organization through these challenging times and believe my experience spanning over 30 years in the business will be invaluable. I fully understand the headwinds the Company is facing and will aggressively pursue a path that brings the Company back to health. The fourth quarter performance was more challenging than the Company expected and demonstrated the need for change,” stated Mitch Fadel, Chief Executive Officer of Rent-A-Center.
“In order to improve company performance, we are focusing our attention on reducing costs and improving cash flow. We also intend to improve traffic trends through a more targeted value proposition and customer centric approach. In addition, we have also initiated efforts to more aggressively expand our franchising operations in order to enhance our brand in a more capital-efficient way.”
Mr. Fadel continued, “In December, the Board of Directors engaged AlixPartners, a well-known business consulting firm, to assist the Company in identifying financial cost-savings and efficiencies. We are pleased to report the Company has identified approximately $100 million of annualized EBITDA and working capital opportunities. Additionally, the new tax reform, passed in December of 2017, is expected to generate a material benefit to cash taxes of approximately $200 million over the next three years, which the Company expects to utilize to improve our capital position by paying down debt. These cost reductions and working capital opportunities will be pursued alongside our Board of Directors ongoing review and evaluation of strategic and financial alternatives in an effort to maximize stockholder value.”
Strategic Plan
The Company's strategic plan will now focus on several improvement areas including a significant cost savings plan, a more targeted value proposition, and a refranchising program. The Company will track performance against these areas to monitor progress on a quarterly basis.

•	The Company is targeting significant cost savings opportunities across the business in the areas of overhead, supply chain and other store expenses.

•
The updated value proposition in the Core is intended to improve traffic trends with a balanced approach of competitively pricing elastic categories while capturing more margin in inelastic categories.

•	Within Acceptance NOW, the value proposition will center around improved return on investment through a shorter payback period and higher ownership levels.

•	Refranchising brick and mortar locations will enable the Company to maintain and grow its presence while using proceeds to pay down debt.
Consolidated Overview
Explanations of performance are excluding special items and compared to the prior year unless otherwise noted.
On a Consolidated basis, total revenues of $639.0 million declined by 6.6 percent primarily due to closures of certain of the Company's Acceptance NOW locations, a same store sales decline of 2.0 percent and the 2017 hurricane activity. Net profit and diluted earnings per share, on a GAAP basis, were $34.8 million and $0.65 compared to net loss and diluted loss per share of $146.4 million and $2.76 in the fourth quarter of last year.
GAAP earnings benefited by $1.45 per share related to the Tax Cuts and Jobs Act (the “Tax Act”) passed in December of 2017, which resulted in the revaluation of net deferred tax liabilities to a 21 percent federal tax rate.
Excluding special items, the Company’s diluted loss per share was $0.41 and the Company generated negative $8.5 million in adjusted EBITDA in the fourth quarter. Adjusted EBITDA as a percent of revenue decreased 390 basis points versus the third quarter.
For the twelve months ended December 31, 2017, the Company generated $110.5 million of cash from operations, ended the fourth quarter with $73.0 million of cash and cash equivalents, and reduced its outstanding debt balance by $52.5 million.

Segment Operating Performance
CORE U.S. fourth quarter revenues of $444.7 million decreased 6.0 percent primarily due to a same store sales decline of 3.6 percent, the impact from the 2017 hurricanes and the rationalization of the Core U.S. store base. In addition, same store sales was negatively impacted by higher promotional free time activity in the quarter. Gross profit as a percent of total revenue versus prior year increased 10 basis points. Labor decreased $4.2 million versus prior year driven primarily by lower store count. Other store expenses decreased $2.7 million driven by lower skip/stolen losses and lower store count.
ACCEPTANCE NOW fourth quarter revenues of $175.8 million decreased 9.1 percent primarily due to closures of the Company's Conn’s and HHGregg locations as well as the impact from the 2017 hurricanes, which was partially offset by a same store sales increase of 6.7 percent. Gross profit as a percent of total revenue versus prior year decreased 220 basis points primarily due to lower gross profit on merchandise sales resulting from a focused effort to encourage ownership and reduce returned product. Labor, as a percent of store revenue, improved 200 basis points versus prior year due to efforts to improve store level profitability through conversions of staffed locations to direct locations. Other store expenses, as a percent of store revenue, increased by 740 basis points primarily driven by a one-time, non-cash, charge to write off unreconciled invoices and higher skip/stolen losses.
MEXICO fourth quarter revenues decreased 2.4 percent on a constant currency basis driven by a same store sales decline of 2.3 percent. Gross profit as a percent of total revenue versus prior year decreased 270 basis points driven by lower rental sales gross margin and merchandise sales gross margin.
FRANCHISING fourth quarter revenues were $6.7 million and operating profit was $1.5 million.
CORPORATE operating expenses decreased $6.6 million compared to the prior year primarily driven by lower executive and incentive compensation.
SAME STORE SALES
(Unaudited)

Table 1
Period	Core U.S.	Acceptance Now	Mexico	Total
Three Months Ended December 31, 2017 (1)	(3.6)%	6.7%	(2.3)%	(2.0)%
Three Months Ended September 30, 2017	(5.1)%	7.9%	(6.2)%	(3.1)%
Three Months Ended December 31, 2016	(13.9)%	1.7%	(1.4)%	(9.3)%
Note : Same store sale methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 24th full month following account transfer.
(1) Given the severity of the recent natural disasters, the Company instituted a change to the same store sales store selection starting in the month of September, excluding geographically impacted regions for 18 months.
2018 Selected Guidance
As the Company remains in the midst of a strategic and financial alternatives review process, the following selected guidance is being provided at this time:

•
The Board of Directors recently engaged AlixPartners to assist in identifying financial cost-savings and efficiencies. The Company has identified annualized cost savings opportunities of $65 to $85 million, approximately two thirds of which is expected to be realized in 2018.

–	Overhead of $30 to $40 million

–	Supply Chain of $25 to $30 million

–	Other Store Expenses of $10 to $15 million

•	Working Capital benefits of $20 to $25 million, 100 percent of which is expected to be realized in 2018

•	Free Cash Flow of at least $130 million
Guidance Policy
The Company provides selected guidance and will only provide updates if there is a material change versus the original guidance.
Non-GAAP Reconciliation
To supplement the Company's financial results presented on a GAAP basis, Rent-A-Center uses the non-GAAP measures ("special items”) indicated in Table 2 below, which primarily excludes charges in the fourth quarter of 2017 related to capitalized software write-downs, hurricane damage, closure of Acceptance Now locations, incremental legal and advisory fees, legal settlements, and charges related to previous store closure plans. Gains or charges related to store closures will generally recur with the occurrence of these events in the future. The presentation of these financial measures is not in accordance with, or an alternative for, accounting principles generally accepted in the United States and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Rent-A-Center management believes that excluding special items from the GAAP financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results. This press release also refers to the non-GAAP measures EBITDA (earnings before interest, taxes, depreciation and amortization) and Free Cash Flow (EBITDA less cash taxes, interest, capital expenditures, plus stock-based compensation expense and plus (less) the net decrease (increase) in net working capital) when addressing guidance for future periods. The Company has not quantitatively reconciled differences between EBITDA or Free Cash Flow and their corresponding GAAP measures for such future periods due to the inherent uncertainty regarding variables affecting the comparison of these measures.

Reconciliation of net earnings (loss) to net (loss) earnings excluding special items:

Table 2	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017		2016		2017		2016
(in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net earnings (loss)	$34,824	$0.65	$(146,383)	$(2.76)	$6,653	$0.12	$(105,195)	$(1.98)
Special items, net of taxes:
Goodwill impairment charge	—	—	128,633	2.43	—	—	128,633	2.43
Other charges (gains) (1)	17,009	0.32	(1,676)	(0.03)	37,256	0.70	12,483	0.23
Debt refinancing charges	—	—	—	—	1,239	0.02	—	—
Tax Cut and Jobs Act gain	(77,505)	(1.45)	—	—	(77,505)	(1.45)	—	—
Discrete income tax items	3,566	0.07	7,063	0.13	3,642	0.07	5,027	0.09
Net (loss) earnings excluding special items	$(22,106)	$(0.41)	$(12,363)	$(0.23)	$(28,715)	$(0.54)	$40,948	$0.77
(1) Other charges for the three months ended December 31, 2017 primarily includes charges, net of tax, related to capitalized software write-downs, hurricane damage, closure of Acceptance Now locations, incremental legal and advisory fees, legal settlements, and charges related to previous store closure plans. Other gains for the three months ended December 31, 2016 primarily includes a litigation claims settlement, net of tax, partially offset by restructuring charges. Charges related to store closures are primarily comprised of losses on rental merchandise, lease obligation costs, employee severance, asset disposals, and miscellaneous costs incurred as a result of the closure.

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the fourth quarter results, guidance and other operational matters on Wednesday morning, February 21, 2018, at 8:30 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Residents of the United States and Canada can listen to the call by dialing (800) 399-0012. International participants can access the call by dialing (404) 665-9632.
About Rent-A-Center, Inc.
A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,500 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,300 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 230 rent-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.
Forward Looking Statements
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; uncertainties concerning the outcome, impact, effects and results of the Company’s exploration of its strategic and financial alternatives; difficulties encountered in improving the financial and operational performance of the Company's business segments; the Company’s ability to realize any benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; the Company's chief executive officer transition, including the Company's ability to effectively operate and execute its strategies during the interim period, the Company's ability to execute its franchise strategy; failure to manage the Company's store labor and other store expenses; the Company’s ability to develop and successfully execute strategic initiatives; disruptions caused by the operation of the Company's store information management system, and its transition to more-readily scalable, “cloud-based” solutions; the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; disruptions in the Company's supply chain; limitations of, or disruptions in, the Company's distribution network; rapid inflation or deflation in the prices of the Company's products; the Company's ability to execute and the effectiveness of a store consolidation, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company's available cash flow; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the Rent-to-Own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and the Company’s dividend policy and any changes thereto, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2016, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June

30, 2017 and September 30, 2017. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investors:
Rent-A-Center, Inc.
Maureen Short
Interim Chief Financial Officer
972-801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS (LOSS) HIGHLIGHTS - UNAUDITED

Table 3	Three Months Ended December 31,
	2017		2017	2016		2016
	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
(In thousands, except per share data)	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$638,954		$638,954	$684,104		$684,104
Operating loss	(27,254)	(1)	(54,893)	(9,897)	(3)	(159,276)
Net (loss) earnings	(22,106)	(1)(2)	34,824	(12,363)	(3)(4)	(146,383)
Diluted (loss) earnings per common share	$(0.41)	(1)(2)	$0.65	$(0.23)	(3)(4)	$(2.76)
Adjusted EBITDA	$(8,543)		$(8,543)	$9,961		$9,961
Reconciliation to Adjusted EBITDA:
Loss before income taxes	$(38,605)	(1)	$(66,244)	$(21,497)	(3)	$(170,876)
Add back:
Goodwill impairment charge	—		—	—		151,320
Other charges	—		27,639	—		(1,941)
Interest expense, net	11,351		11,351	11,600		11,600
Depreciation, amortization and impairment of intangibles	18,711		18,711	19,858		19,858
Adjusted EBITDA	$(8,543)		$(8,543)	$9,961		$9,961
(1) Excludes the effects of approximately $27.6 million of pre-tax charges including $18.2 million for capitalized software write-downs, $3.5 million for hurricane damages, $3.1 million for the closure of Acceptance Now locations, $2.0 million for incremental legal and advisory fees, $0.5 million in legal settlements, and $0.3 million for previous store closure plans. These charges reduced net earnings and net earnings per diluted share for the three months ended December 31, 2017, by approximately $17.0 million and $0.32, respectively.
(2) Excludes the effects of a $77.5 million gain resulting from the Tax Cuts and Jobs Act and $3.6 million of discrete income tax adjustments that increased net earnings per diluted share by $1.38.
(3) Excludes the effects of a $151.3 million pre-tax goodwill impairment charge in the Core U.S. segment, and a $0.3 million pre-tax restructuring charge and a $2.2 million pre-tax gain related to a legal claims settlement. These charges reduced net earnings and net earnings per diluted share for the three months ended December 31, 2016, by approximately $127.0 million and $2.40, respectively.
(4) Excludes the effects of $7.1 million of discrete income tax adjustments that decreased net earnings per diluted share by $0.13.

STATEMENT OF EARNINGS (LOSS) HIGHLIGHTS - UNAUDITED

Table 4	Twelve Months Ended December 31,
	2017		2017	2016		2016
	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
(In thousands, except per share data)	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$2,702,540		$2,702,540	$2,963,252		$2,963,252
Operating (loss) profit	(3,840)	(1)	(63,059)	105,023	(3)	(66,596)
Net (loss) earnings	(28,715)	(1)(2)	6,653	40,948	(3)(4)	(105,195)
Diluted (loss) earnings per common share	$(0.54)	(1)(2)	$0.12	$0.77	(3)(4)	$(1.98)
Adjusted EBITDA	$70,799		$70,799	$185,479		$185,479
Reconciliation to Adjusted EBITDA:
(Loss) earnings before income taxes	$(49,045)	(1)	$(110,200)	$58,345	(3)	$(113,274)
Add back:
Goodwill impairment charge	—		—	—		151,320
Other charges	—		59,219	—		20,299
Debt refinancing charges	—		1,936	—		—
Interest expense, net	45,205		45,205	46,678		46,678
Depreciation, amortization and impairment of intangibles	74,639		74,639	80,456		80,456
Adjusted EBITDA	$70,799		$70,799	$185,479		$185,479
(1) Excludes the effects of approximately $59.2 million of pre-tax charges including $24.0 million related to the closure of Acceptance Now locations, $18.2 million for capitalized software write-downs, $6.5 million for incremental legal and advisory fees, $5.4 million for hurricane damages, $3.4 million for reductions at the field support center, $1.1 million for previous store closure plans, and $0.6 million in legal settlements. Also excludes the effects of approximately $1.9 million of debt refinancing charges. These charges reduced net earnings and net earnings per diluted share for the twelve months ended December 31, 2017, by approximately $37.3 million and $0.70, respectively.
(2) Excludes the effects of a $77.5 million gain resulting from the Tax Cuts and Jobs Act, $3.6 million of discrete income tax adjustments and $1.9 million of pre-tax debt refinancing charges that increased net earnings and net earnings per diluted share for the twelve months ended December 31, 2017, by approximately $72.6 million and $1.36, respectively.
(3) Excludes the effects of a $151.3 million pre-tax goodwill impairment charge in the Core U.S. segment, and $20.3 million of pre-tax charges primarily related to the closure of Core U.S. and Mexico stores, and Acceptance Now locations, partially offset by litigation settlements. These charges reduced net earnings and net earnings per diluted share for the twelve months ended December 31, 2016, by approximately $141.1 million and $2.66, respectively.
(4) Excludes the effects of $5.0 million of discrete income tax adjustments that increased net earnings per diluted share by $0.09.

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 5	December 31,
(In thousands)	2017	2016
Cash and cash equivalents	$72,968	$95,396
Receivables, net	69,823	69,785
Prepaid expenses and other assets	64,577	54,989
Rental merchandise, net
On rent	701,803	795,118
Held for rent	167,188	206,836
Goodwill	56,614	55,308
Total assets	1,420,781	1,602,741

Senior debt, net	$134,125	$186,747
Senior notes, net	538,762	537,483
Total liabilities	1,148,338	1,337,808
Stockholders' equity	272,443	264,933

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) - UNAUDITED

Table 6	Three Months Ended December 31,				Twelve Months Ended December 31,
(In thousands, except per share data)	2017		2016		2017		2016
Revenues
Store
Rentals and fees	$544,722		$584,869		$2,267,741		$2,500,053
Merchandise sales	65,341		69,495		331,402		351,198
Installment sales	19,961		20,791		71,651		74,509
Other	2,192		2,705		9,620		12,706
Total store revenues	632,216		677,860		2,680,414		2,938,466
Franchise
Merchandise sales	3,946		4,275		13,157		16,358
Royalty income and fees	2,792		1,969		8,969		8,428
Total revenues	638,954		684,104		2,702,540		2,963,252
Cost of revenues
Store
Cost of rentals and fees	150,847		160,011		625,358		664,845
Cost of merchandise sold	65,898		70,254		322,628		323,727
Cost of installment sales	7,523		7,045		23,622		24,285
Total cost of store revenues	224,268		237,310		971,608		1,012,857
Franchise cost of merchandise sold	3,805		4,073		12,390		15,346
Total cost of revenues	228,073		241,383		983,998		1,028,203
Gross profit	410,881		442,721		1,718,542		1,935,049
Operating expenses
Store expenses
Labor	181,269		193,381		732,466		789,049
Other store expenses	197,702		191,855		744,187		791,614
General and administrative expenses	40,453		47,524		171,090		168,907
Depreciation, amortization and impairment of intangibles	18,711		19,858		74,639		80,456
Goodwill impairment	—		151,320	(3)	—		151,320	(3)
Other charges	27,639	(1)	(1,941)	(4)	59,219	(6)	20,299	(8)
Total operating expenses	465,774		601,997		1,781,601		2,001,645
Operating loss	(54,893)		(159,276)		(63,059)		(66,596)
Debt refinancing charges	—		—		1,936		—
Interest expense	11,650		11,757		45,996		47,181
Interest income	(299)		(157)		(791)		(503)
Loss before income taxes	(66,244)		(170,876)		(110,200)		(113,274)
Income tax benefit	(101,068)	(2)	(24,493)	(5)	(116,853)	(7)	(8,079)	(9)
Net earnings (loss)	$34,824		$(146,383)		$6,653		$(105,195)
Basic weighted average shares	53,312		53,154		53,282		53,121
Basic (loss) earnings per common share	$0.65		$(2.76)		$0.12		$(1.98)
Diluted weighted average shares	53,894		53,154		53,844		53,121
Diluted (loss) earnings per common share	$0.65		$(2.76)		$0.12		$(1.98)
(1) Includes pre-tax charges of $18.2 million for capitalized software write-downs, $3.5 million for hurricane damages, $3.1 million for the closure of Acceptance Now locations, $2.0 million for incremental legal and advisory fees, $0.5 million in legal settlements, and $0.3 million for previous store closure plans.
(2) Includes a $77.5 million gain resulting from the Tax Cuts and Jobs Act and $3.6 million of discrete income tax adjustments.
(3) Includes $151.3 million goodwill impairment charge in the Core U.S. segment.
(4) Includes $0.3 million pre-tax restructuring charge offset by a $2.2 million litigation claims settlement.

(5) Includes $7.1 million of discrete income tax adjustments.
(6) Includes pre-tax charges of $24.0 million for the closure of Acceptance Now locations, $18.2 million for capitalized software write-downs, $6.5 million for incremental legal and advisory fees, $5.4 million for hurricane damages, $3.4 million for reductions at the field support center, $1.1 million for previous store closure plans, and $0.6 million in legal settlements.
(7) Includes a $77.5 million gain resulting from the Tax Cuts and Jobs Act and $3.6 million of discrete income tax adjustments.
(8) Includes $20.3 million of pre-tax charges primarily related to the closure of Core U.S. and Mexico stores, and Acceptance Now locations, partially offset by legal settlements.
(9) Includes $5.0 million of discrete income tax adjustments.

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 7	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2017	2016	2017	2016
Revenues
Core U.S.	$444,735	$472,943	$1,835,422	$2,069,725
Acceptance Now	175,827	193,504	797,987	817,814
Mexico	11,654	11,413	47,005	50,927
Franchising	6,738	6,244	22,126	24,786
Total revenues	$638,954	$684,104	$2,702,540	$2,963,252

Table 8	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2017	2016	2017	2016
Gross profit
Core U.S.	$310,473	$329,590	$1,276,212	$1,467,679
Acceptance Now	89,551	102,889	400,002	422,381
Mexico	7,924	8,071	32,592	35,549
Franchising	2,933	2,171	9,736	9,440
Total gross profit	$410,881	$442,721	$1,718,542	$1,935,049

Table 9	Three Months Ended December 31,				Twelve Months Ended December 31,
(In thousands)	2017		2016		2017		2016
Operating loss
Core U.S.	$6,955	(1)	$(128,029)	(4)	$86,196	(5)	$(1,020)	(9)
Acceptance Now	(977)	(2)	19,417		48,618	(6)	105,925
Mexico	(138)		(646)		(260)	(7)	(2,449)	(10)
Franchising	1,516		1,382		5,081		5,650
Total segments	7,356		(107,876)		139,635		108,106
Corporate	(62,249)	(3)	(51,400)		(202,694)	(8)	(174,702)
Total operating loss	$(54,893)		$(159,276)		$(63,059)		$(66,596)
(1) Includes $4.6 million of pre-tax charges primarily related to $2.4 million in hurricane damages, $1.9 million in capitalized software write-downs, and $0.3 million in previous store closure plans.
(2) Includes $5.6 million of pre-tax charges primarily related to $3.1 million for closure of Acceptance Now locations, $1.4 million in capitalized software write-downs, and $1.1 million in hurricane damages.
(3) Includes $17.4 million of pre-tax charges related to $14.9 million in capitalized software write-downs, $2.0 million in incremental legal and advisory fees, and $0.5 million in legal settlements.
(4) Includes a $151.3 million goodwill impairment charge and $0.3 million of restructuring charges primarily related to the closure of Core U.S. stores and Acceptance Now locations, offset by a $2.2 million pre-tax gain related to a legal claims settlement.
(5) Includes $7.2 million of pre-tax charges primarily related to $3.8 million in hurricane damages, $1.9 million in capitalized software write-downs, $0.9 million in previous store closure plans, and $0.6 million in legal settlements
(6) Includes $27.0 million of pre-tax charges primarily related to $24.0 million for the closure of Acceptance Now locations, $1.6 million in hurricane damages, and $1.4 million in capitalized software write-downs.
(7) Includes $0.3 million of pre-tax charges primarily related to $0.2 million for closure of stores and $0.1 million for legal settlements.
(8) Includes $24.7 million of pre-tax charges related to $14.9 million in capitalized software write-downs, $6.5 million in incremental legal and advisory fees, and $3.4 million for reductions at the field support center, partially offset by $0.1 million in legal settlements.
(9) Includes a $151.3 million goodwill impairment charge and a $20.2 million restructuring charge, offset by a $2.2 million pre-tax gain related to a legal claims settlement.
(10) Includes $2.3 million of restructuring charges related to the closure of Mexico stores.

Table 10	Three Months Ended December 31,			Twelve Months Ended December 31,
(In thousands)	2017	2016		2017		2016
Depreciation, amortization and impairment of intangibles
Core U.S.	$7,355	$8,784	(1)	$31,070		$39,734	(1)
Acceptance Now	515	829		2,498	(1)	3,309
Mexico	424	630		1,973		3,179
Franchising	44	44		177		177
Total segments	8,338	10,287		35,718		46,399
Corporate	10,373	9,571		38,921		34,057
Total depreciation, amortization and impairment of intangibles	$18,711	$19,858		$74,639		$80,456
(1) We recorded an impairment charge of $3.9 million to our intangible assets, related to a vendor relationship, in the ANOW segment during the first quarter of 2017, and a goodwill impairment charge of $151.3 million in the Core U.S. segment during the fourth quarter of 2016 not included in the table above.

Table 11	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2017	2016	2017	2016
Capital expenditures
Core U.S.	$5,173	$9,710	$26,506	$20,802
Acceptance Now	1,198	873	2,723	2,330
Mexico	21	24	124	283
Total segments	6,392	10,607	29,353	23,415
Corporate	5,540	3,697	36,107	37,728
Total capital expenditures	$11,932	$14,304	$65,460	$61,143

Table 12	On Rent at December 31,		Held for Rent at December 31,
(In thousands)	2017	2016	2017	2016
Rental merchandise, net
Core U.S.	$408,993	$426,845	$156,039	$192,718
Acceptance Now	278,443	354,486	4,940	7,489
Mexico	14,367	13,787	6,209	6,629
Total rental merchandise, net	$701,803	$795,118	$167,188	$206,836

Table 13	December 31,
(In thousands)	2017	2016
Assets
Core U.S.	$776,296	$860,717
Acceptance Now	350,970	432,383
Mexico	33,529	31,415
Franchising	3,802	2,197
Total segments	1,164,597	1,326,712
Corporate	256,184	276,029
Total assets	$1,420,781	$1,602,741

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY - UNAUDITED

Table 14	Three Months Ended December 31, 2017
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,406	1,175	76	131	227	4,015
New location openings	—	26	13	—	1	40
Acquired locations remaining open	—	—	—	—	1	1
Conversions	—	(48)	48	—	—	—
Closed locations
Merged with existing locations	(11)	(47)	(12)	—	—	(70)
Sold or closed with no surviving location	(14)	—	—	—	(4)	(18)
Locations at end of period	2,381	1,106	125	131	225	3,968
Acquired locations closed and accounts merged with existing locations	2	—	—	—	—	2

Table 15	Three Months Ended December 31, 2016
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,469	1,373	495	130	231	4,698
New location openings	—	70	17	—	—	87
Acquired locations remaining open	—	—	—	—	—	—
Conversions	—	2	(2)		—	—
Closed locations
Merged with existing locations	(2)	(14)	—	—	—	(16)
Sold or closed with no surviving location	(4)	—	(32)	—	(2)	(38)
Locations at end of period	2,463	1,431	478	130	229	4,731
Acquired locations closed and accounts merged with existing locations	—	—	—	—	—	—

Table 16	Twelve Months Ended December 30, 2017
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,463	1,431	478	130	229	4,731
New location openings	—	222	24	1	1	248
Acquired locations remaining open	—	—	—	—	4	4
Conversions	—	(63)	63	—	—	—
Closed locations
Merged with existing locations	(51)	(483)	(439)	—	—	(973)
Sold or closed with no surviving location	(31)	(1)	(1)	—	(9)	(42)
Locations at end of period	2,381	1,106	125	131	225	3,968
Acquired locations closed and accounts merged with existing locations	8	—	—	—	—	8

Table 17	Twelve Months Ended December 31, 2016
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,672	1,444	532	143	227	5,018
New location openings	—	171	67	1	2	241
Acquired locations remaining open	—	—	—	—	5	5
Conversions	—	1	(2)	—	—	(1)
Closed locations
Merged with existing locations	(185)	(185)	—	(4)	(1)	(375)
Sold or closed with no surviving location	(24)	—	(119)	(10)	(4)	(157)
Locations at end of period	2,463	1,431	478	130	229	4,731
Acquired locations closed and accounts merged with existing locations	3	—	—	—	—	3